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Exhibit No. 2

IMPORTANT NOTICE TO THE HOLDERS OF CUMULATIVE
PREFERRED SHARES SERIES 2 OF
FALCONBRIDGE LIMITED

If you hold Cumulative Preferred Shares Series 2 of Falconbridge Limited ("Preferred Shares Series 2"), please note that:

  •
  you have the right to convert your Preferred Shares Series 2 on a one-for-one basis into Cumulative Preferred Shares Series 3 of Falconbridge Limited (the "Preferred Shares Series 3"), effective March 1, 2004.

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  in order to exercise this conversion privilege, you (or, if your shares are beneficially owned, your broker or other nominee) must complete and sign the conversion panel on the back of your Preferred Share Series 2 certificate and deliver it, at the latest by 5:00 p.m. (Toronto time) on February 16, 2004 to Computershare Trust Company of Canada at the following address: Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1. Computershare Trust Company of Canada may be contacted by telephone at 1-800-564-6253.

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  Falconbridge Limited has determined that the "Annual Dividend Rate" applicable to the Preferred Shares Series 3 for the period commencing on March 1, 2004 and ending on February 28, 2009 is 4.580% per annum.

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  as of March 1, 2004, dividends on the Preferred Shares Series 2 will be payable monthly at a floating dividend rate that will fluctuate monthly between 50% and 100% of the prime rate of interest in Canada, and dividends on the Preferred Shares Series 3 will be payable quarterly at a fixed annual dividend rate of 4.580% per annum for the following 5 years. Accordingly, if you do not elect to convert your Preferred Shares Series 2, you will be entitled to receive dividends based upon a floating dividend rate commencing March 1, 2004.

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  Falconbridge Limited communicated in writing on January 15, 2004 to holders of Preferred Shares Series 2 additional information pertaining to the manner of exercising the conversion privilege attached to the Preferred Shares Series 2 and the method of computing the fixed dividend rate payable on the Preferred Shares Series 3.

DATED at Toronto, this 10th day of February, 2004.

Falconbridge Limited

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IMPORTANT NOTICE TO THE HOLDERS OF CUMULATIVE PREFERRED SHARES SERIES 2 OF FALCONBRIDGE LIMITED